Media:	Investor Relations:
Eric Miscoll	David K. Waldman / Klea K. Theoharis
TXP	Crescendo Communications
(214) 575-9300	(212) 671-1020

FOR IMMEDIATE RELEASE
TXP Appoints Robert Christopher Ryan as CFO

RICHARDSON, TEXAS - August 14, 2007 - TXP (OTCBB: TXPO), an Original Design Manufacturer (ODM) for the electronics and telecommunications industries, announced today that its Board of Directors has appointed Robert Christopher Ryan as chief financial officer of the company. Mr. Ryan will be replacing Robert Bruce who has resigned as the chief financial officer of the company to pursue other endeavors.

Mr. Ryan’s career spans over twenty years and encompasses a broad scope of financial expertise that includes building and implementing business and accounting systems, arranging financings, profit forecasting, budgeting, M&A activities and supervision of business units in the telecom sector. From to 2006 to 2007, Mr. Ryan was a financial executive at Tellabs, a company which is engaged in the business of the design, development, deployment, and support of telecommunications networking products worldwide, where he led the financial operations of the broadband products division and was responsible for managing revenue recognition, revenue and profit forecasting, budgeting and expense controls. From 2004 to 2006, Mr. Ryan was chief financial officer of Chiaro Networks, Inc., a developer of infrastructure-class IP routing platforms, where he performed financial, human resource and legal functions in the US, Israel and other sales offices throughout the world. From 2000 to 2004, he served as chief financial officer at Xtera Communications, a company which is engaged in the business of supplying optical transport solutions, where he led an asset purchase for Metro-Optix, Inc. and completed a reverse triangular merger with Cheetah Optics. At Xtera, he was also responsible for financial, human resource, legal and public relations functions. From 2000 to 2004, Mr. Ryan held key positions in various divisions of Alcatel, a company which is engaged in the business of providing enterprises and governments with voice, data, and video communication equipment and services. Mr. Ryan held a wide range of positions during his tenure at Alcatel including plant controller in the fiber optic cable division at Alcatel Cable Systems and vice president of finance in the transmission products division of Alcatel USA. Mr. Ryan earned a Bachelor of Science degree in Business Administration from Francis Marion College in Florence, South Carolina in 1983 and an MBA from Wake Forest University in Winston-Salem, North Carolina in 1986.

Michael C. Shores, President and Chief Executive Officer of TXP, commented, “I believe Chris’ success with start up companies as well as large corporations gives him a unique perspective and we are confident that his knowledge base and strong industry contacts will play an important role in our continued growth.”

About TXP

TXP Corporation is an original design manufacturer for the electronics and telecommunications industries. Based in Richardson, Texas, TXP has three primary business units: TXP-Texas Prototypes, TXP-Retrofit Solutions, and TXP-iPhotonics. TXP-Texas Prototypes provides pre-manufacturing services for the electronics industry that help original equipment manufacturers (OEMs) bring products to market both faster and more cost effectively. The company excels in both global design and supply chain solution services for new product development, which include: prototyping and quick-turn electronic assembly; new product introduction; pilot production; material supply chain development; as well as the transfer of products into production. TXP-Retrofit Solutions provides custom engineering kits to enable ILEC’s (Incumbent Local Exchange Carriers) to upgrade their local access service delivery infrastructure at minimum cost and time. TXP’s retrofit kits enable a wide range of next generation telecom platforms to easily fit into the variety of remote cabinets that have been broadly deployed by ILEC’s over the last 30 years. TXP-iPhotonics comprises the Optical Network Terminal (ONT) business unit acquired from Siemens in late 2006. TXP-iPhotonics develops and markets via an (ODM) Original Design Manufacturing model a family of ONT products to both OEMs and ILECs to be private-label branded. The ONT technology terminates the passive optical network at the home or business location, and enables integrated voice, video and high-speed internet access. For more information visit: www.txpcorporation.com

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